UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 25, 2011

Date of Report (Date of earliest event reported)

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

436 Seventh Avenue

Pittsburgh, Pennsylvania 15219

(Address of principal executive offices)

(412) 227-2001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 25, 2011, Koppers Inc. (“KI”), a subsidiary of Koppers Holdings Inc., a Pennsylvania corporation (the “Company”), entered into a Third Amendment (the “Amendment”) to the Company’s Amended and Restated Credit Agreement, dated as of October 31, 2008, as amended by a First Amendment thereto dated as of November 18, 2009 and by a Second Amendment thereto dated as of February 24, 2010 (collectively, the “Credit Agreement”), by and among KI, the Company, the Guarantors party thereto, the Lenders party thereto and PNC Bank National Association, as administrative agent.

Pursuant to the Amendment, the Credit Agreement was amended to: i) extend the expiration date of the revolving credit facility from October 31, 2013 to March 22, 2015; ii) provide for a guaranty by KI of obligations of its Subsidiaries to certain Lenders (or their affiliates) that provide designated cash management, hedging and other credit facilities to the Subsidiaries; iii) increase the amount permitted for Guaranties of Indebtedness for Koppers China and Koppers Mauritius to $75,000,000 from $40,000,000; iv) increase the existing basket permitted for Loans and Investments in Subsidiaries of the Borrower to $50,000,000 from $25,000,000; v) re-set the restricted payments basket for share repurchases to $75,000,000; vi) eliminate the maximum senior secured leverage ratio covenant; and vii) amend the existing Pricing Grid to eliminate the tier with the highest interest rate.

The foregoing description is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Third Amendment to the Credit Agreement dated as of March 22, 2011 by and among Koppers Inc., Koppers Holdings Inc., the Guarantors party thereto, the Lenders party thereto, and PNC Bank National Association, as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 29, 2011

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Leroy M. Ball
Vice President and Chief Financial Officer

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